UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       November 26, 2008

TEKNI-PLEX, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
333-28157	22-3286312
(Commission File Number)	(I.R.S. Employer Identification No.)

201 Industrial Parkway, Somerville, New Jersey	08876
(Address of principal executive offices)	(Zip Code)

(908) 722-4800
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed in our Current Report on Form 8-K filed on November 20, 2008, Tekni-Plex, Inc. (the “Company”) commenced the solicitations (the “Consent Solicitations”) of the consents (the “Consents”) of holders (the “Holders”) of its outstanding 10.875% Senior Secured Notes due 2012 (the “2012 Notes”) and its outstanding 8.75% Senior Secured Notes due 2013 (the “2013 Notes” and, together with the 2012 Notes, the “Notes”), to waive and amend certain covenants in: (i) the Indenture, dated as of June 10, 2005, by and among the Company, each of the guarantors party thereto and HSBC Bank USA, National Association, as trustee (the “Trustee”), pursuant to which the 2012 Notes were issued (the “2012 Indenture”) and (ii) the Indenture, dated as of November 21, 2003, by and among the Company, each of the guarantors party thereto and the Trustee, pursuant to which the 2013 Notes were issued (together with the 2012 Indenture, the “Indentures”).

As of November 26, 2008 certain Holders who own a majority in principal amount of the outstanding 2012 Notes and the outstanding 2013 Notes have notified the Company that they instructed their brokers to consent to the Proposed Waivers and Proposed Amendments to the 2012 Indenture and the 2013 Indenture, respectively, and the Further Assurances (as described in the Notice of Consent Solicitation dated as of November 20, 2008). These Holders have agreed with the Company that they will not revoke their Consents prior to the Effective Date of the Waivers, the Supplemental Indentures and the Amended and Restated Intercreditor Agreement.

The Consent Solicitations will expire at 5:00 p.m., New York City time, on December 2, 2008, or such later time and date to which the Consent Solicitations are extended (such time and date, the “Expiration Time”). The Company will pay a consent fee to each Holder who delivers a valid unrevoked Consent prior to the Expiration Time. The consent fee will be a cash payment of $5.00 per $1,000 principal amount of Notes as to which such valid and unrevoked Consent is delivered. All other Holders will not be entitled to receive any consent fee, but will be bound by the Proposed Waivers, Proposed Amendments and Further Assurances.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNI-PLEX, INC.
By:	/s/ Robert M. Larney
Name: Robert M. Larney
Title: Chief Financial Officer

Date: November 26, 2008